Exhibit 10.24
ACCEL ENTERTAINMENT, INC.
LONG TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Accel Entertainment, Inc. Long Term Incentive Plan, as amended from time to time (the “Plan”), Accel Entertainment, Inc. (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of Performance-Based Restricted Stock Units (“PSUs”) set forth below in this Performance-Based Restricted Stock Unit Grant Notice (this “Grant Notice”). This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein, in the Performance-Based Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan attached hereto as Exhibit B, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	Andrew Rubenstein

Date of Grant:	April 27, 2023 (“Date of Grant”)

Number of PSUs:	520,247

Performance Goals and Vesting Schedule:	Subject to the terms and conditions of the Agreement, the Plan and the other terms and conditions set forth herein, the PSUs shall vest according to the performance goals and vesting schedule set forth in Annex A hereto.
By signing below, you agree to be bound by the terms and conditions of the Agreement, the Plan and this Grant Notice. You acknowledge that you have reviewed in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.
In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, account statements, annual and quarterly reports and all other forms of communications) in connection with this Award. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents.

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Exhibit 10.24
IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by anofficer thereunto duly authorized, effective for all purposes as provided above.

ACCEL ENTERTAINMENT, INC.

By:	/s/ Derek Harmer
Title: General Counsel and Chief Compliance Officer
Name: Derek Harmer

Signature Page

Exhibit 10.24
ANNEX A
PSU PERFORMANCE GOALS AND VESTING SCHEDULE

1. General. The vesting of the PSUs is conditioned on the satisfaction of two vesting requirements:
(A) the achievement of a trading price of the Company’s Stock measured against three stock-price hurdles (each, a “Stock Price Hurdle”) during the period commencing on the Date of Grant and ending on the third anniversary thereof (the “End Date”, and such three-year period, the “Measurement Period”), as described in Section 2 below (the “Performance Condition”); and
(B) your continued employment with the Company (“Continuous Service”) through the End Date, as described in Section 4 below (the “Service Condition”).
2. Performance Condition. The Performance Condition will be satisfied with respect to one-third (1/3rd) of the PSUs upon the achievement of each of the following Stock Price Hurdles on or prior to the End Date:

	Threshold Performance	Target Performance	Maximum Performance

Stock Price Hurdle	$12.00	$12.50	$13.00
A Stock-Price Hurdle will be deemed achieved if the volume-weighted average of the trading price of the Shares (including reinvestment of dividends) over any 20 trading-day period ending on or prior to the End Date meets or exceeds the applicable Stock-Price Hurdle. Each Stock Price Hurdle may be achieved only once during the Measurement Period.
Any PSUs for which the Performance Condition has not been satisfied on or prior to the End Date shall be forfeited on the End Date for no consideration.
3. Change in Control. In the event of a Change in Control (as defined in the Plan) on or prior to the End Date, the Performance Condition shall be evaluated (with respect to any portion of the PSUs for which the Performance Condition has not yet been satisfied) for a final time based on the per share price of a Share as implied by the definitive agreement governing such Change in Control, as determined by the board of directors of the Company or the compensation committee thereof in its sole discretion (the “CIC Determination”).
Any portion of the PSUs for which the Performance Condition has not been satisfied as of such Change in Control (after taking into account CIC Determination) shall be forfeited on the date of such Change in Control for no consideration.
The portion of the PSUs for which the Performance Condition has been satisfied (after taking into account the CIC Determination) shall thereafter be subject only to the Service Condition (the “Assumed Earned Awards”); provided that if the successor company or a parent or subsidiary thereof does not assume such portion of the PSUs in connection with such Change in Control, then the Service Condition will be deemed satisfied with respect to such portion of the PSUs immediately prior to such Change in Control (a “CIC Acceleration”). For these purposes, the PSUs will be deemed to have been assumed if

Exhibit 10.24
they remain outstanding following such Change in Control (including in the case of the substitution, assumption or continuation of the PSUs by the successor company or a parent or subsidiary thereof) with such adjustments thereto as board of directors of the Company or the compensation committee thereof deems appropriate in connection with such Change in Control to reflect such Change in Control, so long as the vesting conditions applicable thereto are no less favorable to you than the Service Condition.
4. Service Condition; Covered Termination. The Service Condition shall be satisfied if you remain in Continuous Service through the End Date; provided that the Service Condition shall be deemed satisfied in full in the event that your Continuous Service is terminated as a result of a Covered Termination (as defined the Executive Employment Agreement between you and the Company, dated July 15, 2020 and amended on or about the Date of Grant) prior to the End Date, subject to your execution and non-revocation of a release of claims in a form acceptable to the Company within the 60-day period following such Covered Termination.
5. Vesting and Settlement. The portion of the PSUs, if any, for which the Performance Condition has been satisfied shall vest upon the satisfaction of the Service Condition (whether on the End Date, in connection with an earlier CIC Acceleration, or as set forth in Section 4), and shall be settled no later than March 15 of the calendar year following the calendar year in which such vesting occurs. Any PSUs for which the Performance Condition has not been satisfied as of the satisfaction of the Service Condition shall be forfeited for no consideration.
6. Lock-Up Period. You hereby agree that, except as otherwise expressly set forth in this Section 6, during the Lock-Up Period (as defined below) you will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any shares of Stock issued to you in settlement of the PSUs (the “Issued Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Issued Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).
You authorize the Company during the Lock-Up Period to cause its transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Issued Shares for which you are the record holder and, in the case of any Issued Shares for which you are the beneficial holder but not the record holder, you agree during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such shares, if such transfer would constitute a violation or breach of this Section 6.
Notwithstanding the foregoing, the limitations set forth in this Section 6 shall not prohibit the sale of a portion of the shares of Stock issued to you in settlement of the PSUs in connection with a “sell to cover” transaction by a brokerage firm designated by the Company in order to satisfy tax withholding obligations, and thereafter the Issued Shares shall include only the shares of Stock you are issued net of the Shares sold in such “sell to cover” transaction.

Exhibit 10.24
For purposes of this Section 6, the “Lock-Up Period” shall mean the period commencing on the date on which the PSUs are settled in accordance with Section 5 and ending on the earlier of (i) the fourth anniversary of the Date of Grant and (ii) a Change in Control, so long as during such period you are either (A) the beneficial owner of at least 7,000,000 shares of the Company’s capital stock, as determined in accordance with Rule 13d–3 under the Securities Exchange Act of 1934, as amended; provided that such number shall be adjusted as determined in the sole discretion of the board of directors of the Company or the compensation committee thereof in the event of any of the circumstances described in Sections 8(c) or 8(d) of the Plan, or (B) providing services to the Company in any capacity, including as an officer, employee, consultant or member of the Company’s board of directors. The Lock-Up Period shall expire on the first date on which none of the Lock-Up Conditions are satisfied.
7. Adjustments; Discretion. Without limiting the generality of Sections 8(c) or 8(d) of the Plan, the Stock-Price Hurdles may be adjusted by the board of directors of the Company or the compensation committee thereof in its sole discretion to exclude the impact, if any, of a disposition of any of the Company’s business units or assets (or disposed parts thereof) during the Measurement Period or acquisition of any business or assets during the Measurement Period. The board of directors of the Company or the compensation committee thereof shall have sole and exclusive authority and discretion to make all determinations and resolve all ambiguities, questions and disputes relating to the determination of the Performance Condition and the vesting of the PSUs.

Exhibit 10.24
Exhibit A
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance-Based Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”) by and between Accel Entertainment, Inc., a Delaware corporation (the “Company”), and the Participant. Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1. Award. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the number of PSUs set forth in the Grant Notice on the terms and conditions set forth in such notice, this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each PSUs represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the PSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock, dividends, or other distributions or payments in respect of the PSUs. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company.
2. Vesting of PSUs. The PSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice.
3. Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of the number of shares of Stock related to the portion of the Participant’s PSUs that have not been settled as of such record date, such payment to be made on or within 60 days following the date on which such PSUs vest in accordance with Section 2. For purposes of clarity, if the PSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited PSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.
4. Settlement of PSUs. Following the vesting of PSUs pursuant to Section 2, the Company shall deliver to the Participant a number of shares of Stock equal to the number of PSUs that become vested as of such vesting date, as set forth in the Grant Notice. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. No fractional shares shall be issued.
5. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes,

Exhibit 10.24
the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents or, if permitted by the Committee in its sole discretion, Stock, other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net exercise or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be determined by the Committee and subject to any applicable Company policy that may be in effect from time to time, without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives for tax advice or an assessment of such tax consequences.
6. Non-Transferability. None of the PSUs, the Dividend Equivalents or any interest or right therein may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect against the Company and its Affiliates, except to the extent that such disposition is expressly permitted by the preceding sentence.
7. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued, (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act or (c) the Company has attained from any regulatory body having jurisdiction the requisite authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance.

Exhibit 10.24
8. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.
9. Execution of Receipts and Releases. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested PSUs.
10. No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.
11. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
12. Entire Agreement; Amendment. This Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan.
13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
14. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Award may be transferred by will or the laws of descent or distribution.

Exhibit 10.24
15. Clawback. Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
16. Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or any portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of such provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect
17. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. The Participant’s employment shall terminate on the date that he or she experiences a “separation from service” as defined under the Nonqualified Deferred Compensation Rules.

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